Exhibit 10(s)

POTLATCH CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS II

Effective January 1, 2005

Amended and Restated Effective May 24, 2005

POTLATCH CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS II

Effective January 1, 2005

As Amended through May 24, 2005

1.	ESTABLISHMENT AND PURPOSE.

(a) The Potlatch Corporation Deferred Compensation Plan for Directors II was adopted effective January 1, 2005, by the Board of Directors of Potlatch Corporation to provide Directors of Potlatch Corporation an opportunity to defer payment of their Director’s Fees. The Plan is also intended to establish a method of paying Director’s Fees, which will assist the Corporation in attracting and retaining persons of outstanding achievement and ability as members of the Board of Directors of the Corporation.

(b) The Plan is the successor plan to the Potlatch Corporation Deferred Compensation Plan for Directors (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new contributions will be made to it; provided, however, that any deferrals made under the Prior Plan before January 1, 2005 continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004 or on the date of any later amendment, provided that such amendment is not a material modification of the Prior Plan under Section 409A of the Code and regulations promulgated thereunder.

(c) Any deferrals made under the Prior Plan after December 31, 2004 are deemed to have been made under the Plan and all such deferrals are governed by the terms and conditions of the Plan as it may be amended from time to time.

(d) The Plan is intended to comply with the requirements of Section 409A of the Code.

2.	DEFINITIONS.

(a) “Beneficiary” means the person or persons designated by the Director to receive payment of the Director’s Deferred Compensation Account in the event of the death of the Director.

(b) “Board” and “Board of Directors” means the board of directors of the Corporation.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Nominating and Corporate Governance Committee of the Board.

(e) “Corporation” means Potlatch Corporation, a Delaware corporation.

(f) “Deferred Compensation Account” means the bookkeeping account established pursuant to section 6 on behalf of each Director who elects to participate in the Plan.

(g) “Director” means a member of the Board of Directors who is not an employee of the Corporation or any subsidiary thereof.

(h) “Director’s Fees” means the amount of compensation paid by the Corporation to a Director for his or her services as a Director, including an annual retainer and any amount payable for attendance at a Board meeting or any Board committee meeting. “Director’s Fees” shall not include any reimbursement by the Corporation of expenses incurred by a Director incidental to attendance at a Board meeting or a Board committee meeting or of any other expense incurred on behalf of the Corporation.

(i) A Director shall be considered “Disabled” if the Director

1	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or

2	is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last of a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under any accident and health plan sponsored by the Corporation.

(j) “Dividend Equivalent” means an amount equal to the cash dividend paid on an outstanding share of the Corporation’s common stock. Dividend Equivalents shall be credited to Stock Units as if each Stock Unit were an outstanding share of the Corporation’s common stock, except that Dividend Equivalents shall also be credited to fractional Stock Units.

(k) “Plan” means the Potlatch Corporation Deferred Compensation Plan for Directors II.

(l) “Prior Plan” means the Potlatch Corporation Deferred Compensation Plan for Directors.

(m) “Separation from Service” means termination of a Director’s service as a non-employee member of the Board consistent with Code Section 409A and the regulations promulgated thereunder.

(n) “Stock Units” means the deferred portion of Director’s Fees, which is converted into a unit denominated in shares of the Corporation’s common stock.

(o) “Value” means the closing price of the Corporation’s common stock as reported in the New York Stock Exchange, Inc., composite transactions reports for the Valuation Date.

(p) “Valuation Date” means, for the purpose of Section 6 or 7, the last trading day of the month preceding the month in which Director’s Fees or Dividend Equivalents are converted into Stock Units pursuant to Section 6 or 7 and, for purposes of Section 8, the last trading day of the month preceding the month in which Stock Units are converted into cash for purposes of Section 8.

(q) “Year” shall mean the calendar year.

3.	ELIGIBILITY.

Each Director who receives Director’s Fees for service on the Board of Directors shall be eligible to participate in the Plan.

4.	PARTICIPATION.

In order to participate in the Plan for a particular Year, a Director must file a deferral election with the Secretary of the Corporation prior to January 1 of such Year; provided, however, that in the case of a newly elected or appointed Director an election to participate shall be effective for the Year in which the Director is first elected or appointed if it is filed no later than thirty days following the date of the Director’s election or appointment to the Board. Any initial election filed by a newly elected or appointed Director shall apply only to Director’s Fees earned after the effective date of the election.

5.	DEFERRAL ELECTION.

A Director who elects to participate in the Plan shall file a deferral election on a form, which shall indicate:

(a) The amount or percentage of Director’s Fees that such Director elects to defer pursuant to the terms of the Plan. This election shall apply to amounts deferred under the Plan until modified by the Director. The Director shall notify the Secretary of the Corporation in writing of any such modification, which shall apply solely to amounts deferred with respect to Years following the Year in which the modification is made;

(b) The Year in which payment of the Director’s Deferred Compensation Account and/or Stock Units shall commence; provided however, that payments shall commence no later than the Year following the Year in which the Director attains age 72 and, in the case of Stock Unit payments, no earlier than six months after the last date on which Director’s Fees have been converted into Stock Units on behalf of the Director (except in the case of payments made following the Director’s death, Disability or Separation from Service);

(c) Whether the payment of such Director’s Deferred Compensation Account is to be made in a single lump sum or in a series of approximately equal installments over a period of years specified by the Director (but in no event more than fifteen years). For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A of the Code;

(d) Whether the deferral election shall be effective only with respect to Director’s Fees paid for the Year in which the Director’s participation in the Plan is to commence as determined pursuant to Section 4 above or shall apply with respect to Director’s Fees paid for that Year and all subsequent Years until revoked or modified by the Director. The Director shall notify the Secretary of the Corporation in writing of any such revocation or modification, which shall apply solely to amounts deferred with respect to Years following the Year in which the revocation or modification is made; and

(e) The percentage of the Director’s Fees deferred pursuant to the election, which is to be converted into Stock Units. This election shall apply to the Year in which the Director’s participation in the Plan commences and to all subsequent Years until modified by the Director. The Director shall notify the Secretary of the Corporation in writing of any such modification, which shall apply solely to amounts deferred with respect to years following the Year in which the modification is made.

(f) Notwithstanding any provision herein to the contrary, a Director or former Director may revoke a previous election and make a new election as to the time and form of distribution under the Plan. Such new election shall take effect 12 months after it is filed with the Secretary of the Corporation and shall apply only to that portion of the Director’s or former Director’s Deferred Compensation Account and/or Stock Units scheduled to be paid more than 12 months after the date the election is filed with the Secretary of the Corporation; provided, however, that the newly scheduled distribution date must be at least five years later than the originally scheduled distribution date.

(g) Directors may make a special distribution election to change the time and form of the distribution of their Deferred Compensation Accounts and Stock Units, provided that the distribution election is made at least twelve months in advance of the newly elected distribution date and the previously scheduled distribution date and the election is made no later than December 31, 2006. An election made pursuant to this Section 5(g) shall be treated as an initial distribution election and shall be subject to any special administrative rules imposed by the

Committee including rules intended to comply with Section 409A of the Code and Notice 2005-1, A-19. No election under this Section 5(g) shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2006 or cause a payment to be paid in 2006, or (ii) be permitted after December 31, 2006.

6.	TREATMENT OF DEFERRED ACCOUNTS.

Upon receipt of a duly filed deferral election, the Corporation shall establish a Deferred Compensation Account to which shall be credited an amount equal to that portion of the Director’s Fees which would have been payable currently to the Director but for the terms of the deferral election and which is not converted into Stock Units. If the deferral election includes an election to convert a percentage of the Director’s Fees deferred pursuant to the election into Stock Units, the number of full and fractional Stock Units shall be determined by dividing the amount subject to such an election by the Value of the Corporation’s common stock on the Valuation Date.

Director’s Fees shall be credited to Director’s Deferred Compensation Account or converted into Stock Units as of the following dates:

(a) The deferred portion of one-fourth of the annual retainer fee shall be credited to such Account or converted into Stock Units as of the first day of each calendar quarter; and

(b) The deferred portion of the fee for any meeting of the Board or any committee thereof shall be credited to such Account or converted into Stock Units as of the first day of the month following the date of such meeting.

7.	TREATMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS DURING DEFERRAL PERIOD.

(a) Deferred Compensation Account. Interest shall be credited on the balance of each Director’s Deferred Compensation Account commencing with the date as of which any amount is credited to the Deferred Compensation Account and continuing up to the last day of the quarter preceding the month in which payment of the amounts deferred pursuant to the Plan is made. Such interest shall become a part of the Deferred Compensation Account and shall be paid at the same time or times as the balance of the Deferred Compensation Account. Such interest for each calendar quarter during the deferral period shall be computed at 70% of the higher of the following averages: (i) the prime rate charged by the major commercial banks as of the first business day of each calendar month (as reported in an official publication of the Federal Reserve System), or (ii) the average monthly long-term rate of A rated corporate bonds (as published in Moody’s Bond Record). Such interest shall be compounded quarterly.

(b) Stock Units. Dividend Equivalents shall be credited to each Stock Unit on each dividend record date. Such Dividend Equivalents shall themselves be converted into Stock Units as of the dividend record date by dividing the amount of the Dividend Equivalents by the Value of the Corporation’s Common Stock as of the applicable Valuation Date.

(c) Effect of Certain Transactions. In the event of a change in the number of outstanding shares of the Corporation’s common stock by reason of a stock split, stock dividend, or other similar changes in capitalization, an appropriate adjustment shall be made in the number of each Director’s Stock Units determined as of the date of such occurrence.

8.	FORM AND TIME OF PAYMENT OF DEFERRED COMPENSATION ACCOUNT.

Payment of a Director’s Deferred Compensation Account shall be made in cash prior to January 31 in each year in which a payment is to be made in accordance with the Director’s deferral election. Payment of a Director’s Stock Units shall also be made at such time except that, if the applicable January 31 occurs within the six-month period beginning on the last date on which Director’s Fees have been converted into Stock Units on behalf of the Director, then payment of the Director’s Stock Units shall be made on the last day of the month in which such six-month period expires. Notwithstanding the previous sentence, Stock Unit payments may be made following the Director’s death, Disability or the date the Director Separates from Service, without regard to whether such six-month period has expired. For the purpose of payment, Stock Units shall be converted to cash based on the Value of the Corporation’s common stock on the applicable Valuation Date.

In the case of a Director who has both a Deferred Compensation Account and Stock Units, if a partial distribution of a deferred portion of Director’s Fees is to be made and if the

Director’s Stock Units are immediately payable in accordance with the previous paragraph, payment shall be made partially from the Director’s Deferred Compensation Account and partially from Stock Units, in proportion to the relative size of the Deferred Compensation Account and the Stock Units. If the Director’s Stock Units are not immediately payable in accordance with the previous paragraph, the partial payment shall be made entirely from the Director’s Deferred Compensation Account.

Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and regulations promulgated thereunder.

9.	EFFECT OF DEATH OF PARTICIPANT.

Upon the death of a participating Director, all amounts, if any, remaining in his or her Deferred Compensation Account and all Stock Units shall be distributed to the Beneficiary designated by the Director. Such distribution shall be made at the time or times specified in the Director’s deferral election. If the designated Beneficiary does not survive the Director or dies before receiving payment in full of the Director’s Deferred Compensation Account and Stock Units, payment shall be made to the estate of the last to die of the Director or the designated Beneficiary.

10.	PARTICIPANT’S RIGHTS UNSECURED.

The interest under the Plan of any participating Director and such Director’s right to receive a distribution of his or her Deferred Compensation Account and Stock Units shall be an unsecured claim against the general assets of the Corporation. The Deferred Compensation Account and Stock Units shall be bookkeeping entries only and no Director shall have an interest in or claim against any specific asset of the Corporation pursuant to the Plan.

11.	STATEMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS.

The Secretary of the Corporation shall provide an annual statement of each participating Director’s Deferred Compensation Account and Stock Units no later than January 31 each year.

12.	NONASSIGNABILITY OF INTERESTS.

The interest and property rights of any Director under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any act in violation of this Section 12 shall be void.

13.	ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Committee. In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons.

Within 30 days after a Change of Control (as defined in Section 16), the Committee shall appoint an independent committee consisting of at least three current (as of the effective date of the Change of Control) or former Corporation officers and directors, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

14.	AMENDMENT OR TERMINATION OF THE PLAN.

(a) The Board may amend, suspend or terminate the Plan at any time. The foregoing notwithstanding, the Plan may not be amended (including any amendment to this Section 14) or terminated by the Board during the three-year period following a Change of Control if such amendment or termination would alter the provisions of this Section 14 or adversely affect or impair the Director’s Deferred Compensation Account or Stock Units.

(b) Except as provided in Section 14(c), in the event of termination of the Plan, the Directors’ Deferred Compensation Accounts and Stock Units may, in the Board’s discretion, be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section 8, if earlier. If the Plan is terminated and Deferred Compensation Accounts and Stock Units are distributed, the Board shall terminate all account balance non-qualified deferred compensation plans with respect to all Directors and shall not adopt a new account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.

(c) The Board may terminate the Plan upon a corporate dissolution of the Corporation that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Directors’ Deferred Compensation Accounts and Stock Units are distributed and included in the gross income of the Directors by the latest of (i) the Year in which the Plan terminates or (ii) the first Year in which payment of the Deferred Compensation Accounts and Stock Units is administratively practicable.

15.	SUCCESSORS AND ASSIGNS.

The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

16.	CHANGE IN CONTROL.

For purposes of the Plan, “Change of Control” shall mean

i) Upon consummation of a reorganization, merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) and the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

ii) On the date that individuals who, as of May 19, 2006 constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to May 19, 2006 whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board of Directors; or

iii) Upon the acquisition after May 19, 2006 by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then Outstanding Common Stock or (B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this Section (iii): (x) any acquisition of Outstanding Common Stock or Outstanding Voting

Securities by the Corporation, (y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or (z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section (i); or

iv) Upon the consummation of the sale of all or substantially all of the assets of the Corporation or approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.